UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Corning Incorporated

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Corning Incorporated (“Corning”) is filing these additional materials in support of the Board of Directors’ recommended “FOR” vote on the annual proposal to approve, on a non-binding, advisory basis, the compensation of Corning’s named executive officers at our 2014 Annual Shareholders Meeting.

Comparing 2012 and 2013 Results and Targets. In our 2013 Proxy Statement, our 2012 results and compensation targets were calculated without adjustment for the constant currency exchange rate, or FX rate, for the Japanese Yen to US Dollar that we now use to report our financial results and to measure performance in our variable incentive plans. In our 2014 Proxy Statement, our 2013 results and compensation targets were calculated using the constant FX rate. Accordingly, an appropriate comparison of Corning’s year-over-year performance results should compare the reported figures for both 2012 and 2013 as adjusted for the constant FX rate. The table below illustrates our target and actual results on this basis for 2012 and 2013, and also shows the 2014 targets that were approved by the Compensation Committee of the Board of Directors, on this basis, earlier this year.

	2014	2013		2012 (On a constant FX basis)
Metric	Target (% increase vs. ‘13 Actual)	Actual (% increase vs. ‘12 Actual)	Target (% increase vs. ‘12 Actual)	Actual	Target
Core NPAT (MM)	N/A	$1,740 (9.1%)	$1,717 (7.6%)	$1,595	$1,377
Core EPS	$1.526 (28.2%)	$1.190 (12.3%)	$1.154 (8.9%)	$1.06	$0.93
Core Operating Cash Flow (MM)	$3,012 (8.8%)	$2,768 (N/A)	$2,677* (N/A)	$2,892*	$2,715
*	2012 Actual and Target Core Operating Cash Flow includes a $341 million special dividend from Samsung Corning Precision Co., Ltd. that did not repeat in 2013.

Move to Core Performance Measures. In the first quarter of 2013, we moved to Core Performance Measures when discussing our financial results with shareholders. This approach removes certain currency volatility from our financial results and compensation performance metrics by reflecting a constant Japanese Yen to US Dollar exchange rate of 93 to 1, as discussed above. For a more complete description of this change, please see Corning’s Quarterly Report on Form 10-Q filed on April 26, 2013. We highlighted these changes on page 26 of our 2014 Proxy Statement; however, we want to provide our shareholders with additional information on this change.

Rationale for the Updated Calculation Method. The move to Core Performance Measures (1) reflects that we hedged approximately $5 billion of currency exposure for 2013 and 2014 and (2) increases the transparency of our performance by excluding, primarily, the impact of changes in the Japanese Yen to US Dollar exchange rate. Changes in Yen exchange rates may have a significant impact on our financial results, but are beyond the direct control of Corning’s management. The currency hedges we have implemented reduce the impact of Yen-Dollar exchange rate volatility on our financial performance. To align the financial measures used by management and reported to shareholders with those used for incentive plan purposes, we measure our management’s performance on the same currency-neutral basis.

2013 Performance Metrics are Rigorous. In setting the 2013 compensation plan targets, the Compensation Committee approved a plan that would yield an approximate 7.6% improvement in profitability over 2012 actual results on a constant FX basis. When shown on an “apples-to-apples” basis that reflects the constant FX basis of our Core Performance Measures, the 2013 NPAT and EPS targets were established above both the 2012 target and the 2012 actual results. In addition, our 2012 operating cash flow results included a $341 million of special dividend received from Samsung Corning Precision Co. Ltd. that did not repeat in 2013. These were appropriate and rigorous targets for 2013 incentive compensation purposes.

2014 Goals. For 2014, Core NPAT is no longer a performance metric and a sales growth metric has been introduced to incent top-line growth, the Core EPS target is 28% higher, and the core operating cash flow target is approximately 9% higher than 2013’s actual results.